February 1, 2018
Fellow Stockholders,
Our second quarter demonstrated once again solid execution and momentum as we delivered strong billings growth while continuing to expand our partnerships with key global auto OEMs. Total billings, for the second quarter ended December 31, 2017 (“Q2”), increased 18% year-over-year to $70.1 million. During the quarter, Ford awarded an extension of our SYNC® 3 partnership through calendar year 2020 for all current geographies as well as being awarded Ford’s next generation navigation solution for North America. Our automotive OEM partners continue to offer Telenav’s navigation at higher attach rates and across more models resulting in nearly 16 million cars deployed with our solution, of which approximately 7 million are enabled to access Telenav’s connected services.
Our connected platform services can be provided via multiple means, including: (1) brought-in solutions, such as Scout GPS Link for Toyota; (2) our mobile SDK, such as GM’s OnStar RemoteLink®; (3) our platform service, such as our connected search provided to Ford through their FordPassTM mobile application; and (4) hybrid navigation solutions provided to GM cars.

Select Financial Data (unaudited)	Fiscal 2017				Fiscal 2018
(in thousands, except gross margin and direct contribution margin)	Q1	Q2	Q3	Q4	Q1	Q2
Total Company
Revenue	$42,227	$52,001	$35,065	$40,291	$36,658	$39,080
Billings*	$47,269	$59,687	$60,152	$66,508	$65,789	$70,145
Y/Y % Growth	(1)%	23%	13%	32%	39%	18%
Direct Contribution from Billings*	$20,936	$27,113	$25,049	$26,167	$24,894	$27,067
Direct Contribution Margin from Billings*	44%	45%	42%	39%	38%	39%
Adjusted EBITDA on Billings*	$(4,663)	$1,274	$(2,271)	$(404)	$(4,386)	$(1,801)
Automotive
Revenue	$30,267	$38,744	$25,476	$29,297	$25,304	$26,838
Billings*	$35,380	$46,438	$50,599	$55,731	$54,492	$58,097
Y/Y % Growth	(1)%	32%	21%	40%	54%	25%
Direct Contribution from Billings*	$13,978	$19,153	$19,051	$20,026	$18,559	$20,914
Direct Contribution Margin from Billings*	40%	41%	38%	36%	34%	36%
Cumulative Units Deployed to Date**	9,819	10,953	12,182	13,323	14,476	15,830
Y/Y % Growth	78%	73%	67%	62%	47%	45%
Cumulative Connected Units Deployed to Date	3,579	4,171	4,795	5,379	6,025	6,959
Y/Y % Growth	113%	105%	98%	91%	68%	67%
Advertising
Revenue	$6,545	$8,208	$5,284	$6,804	$7,615	$8,742
Billings*	$6,545	$8,208	$5,284	$6,804	$7,615	$8,742
Y/Y % Growth	35%	23%	2%	35%	16%	7%
Gross Profit	$3,019	$4,289	$3,060	$3,749	$4,203	$4,340
Gross Margin	46%	52%	58%	55%	55%	50%

Select Financial Data (unaudited)	Fiscal 2017				Fiscal 2018
(in thousands, except gross margin and direct contribution margin)	Q1	Q2	Q3	Q4	Q1	Q2
Mobile Navigation
Revenue	$5,415	$5,049	$4,305	$4,190	$3,739	$3,500
Billings	$5,344	$5,041	$4,269	$3,973	$3,682	$3,306
Y/Y % Growth	(29)%	(22)%	(32)%	(29)%	(31)%	(34)%
Gross Profit	$4,010	$3,679	$2,974	$2,608	$2,189	$2,007
Gross Margin	74%	73%	69%	62%	59%	57%
* See "Use of non-GAAP Measures" for definitions and discussion.
** Deployment date is defined as the date upon which title has transferred.
Q2 Fiscal 2018 Highlights

•	Ford awarded Telenav an extension of our SYNC 3 partnership for all current geographies through calendar year 2020, subject to completion of contracts

•	Ford awarded Telenav, subject to completion of contracts, its next generation navigation solution for North America

•	Ford has entered into an agreement with Telenav to provide map updates in North America, China and South America, effective January 1, 2018

•	Ford launched connected services across various SYNC 3 vehicles in North America using its FordPass and Lincoln WayTM mobile phone applications

•	GM has launched our premium embedded navigation in the Middle East in addition to the already launched geographies of North America, China and Europe

•	Fiat Chrysler Automobiles (FCA) will offer Telenav’s embedded navigation solution on select Jeep and Chrysler vehicles for the China market

•	Nearly 7 million cars are enabled to access Telenav’s connected services
Q2 Automotive Results
Automotive billings for the second quarter of fiscal year 2018 were $58.1 million, up 25% from the same period a year ago. Our robust year-over-year automotive billings growth reflects the combined effect of increases at Ford and Toyota, respectively, and to a lesser degree GM’s expected ramp up of production of Telenav equipped vehicles.
Our automotive OEM partners continue to offer additional car models that contain Telenav’s technology. For example, at GM, our latest embedded connected navigation system is now available in the Middle East on GMC’s 2018 Terrain. At Toyota/Lexus, the latest version of our brought-in solution, Scout GPS Link, with enhanced features, is now available on Toyota Sienna models in addition to the previously announced Toyota Camry and Lexus NX.
We now offer connected search functionality on Ford SYNC 3 through the FordPass and Lincoln Way mobile applications in North America on the vast majority of 2018 models with other geographies expected in the near future. The ramp of connected navigation vehicles from GM and Toyota, combined with our deployment of the Ford SYNC 3 solution with connected search, will allow us to add to our already sizeable connected car network.
Automotive direct contribution from billings in Q2 increased 9% year-over-year to $20.9 million. Q2’s automotive direct contribution margin on billings was 36% compared with 41% for the same period a year ago. The decrease in year over year quarterly direct contribution margin from billings is primarily due to the expansion of the multi-year map updates program offered by Ford in Europe.

Q2 Advertising Results
Advertising revenue for Q2 was $8.7 million, an increase of 7% from the prior-year period. Our growth in advertising revenue was due to a higher number of impressions delivered at higher eCPM from campaigns like Coca-Cola, Best Buy, Stihl, Toyota and Advanced Digital. Despite higher eCPM, costs from certain campaigns increased, resulting in a lower gross margin for the second quarter of 50%, down from 52% in the prior-year period. We continue to believe that our location-based advertising business is a strategic component of our connected car roadmap, especially as it relates to the potential new revenue streams from in-car ads. Recently, we announced our in-car ads platform at CES where we saw heightened interest from automotive OEMs.
Q2 Operating Expenses
Operating expenses decreased in Q2 to $32.6 million as compared to $34.9 million in the year ago period. Operating expenses for Q2 of fiscal 2017 included a $6.4 million charge related to a litigation settlement. After adjusting for Q2FY17’s litigation charge, Q2 operating expenses increased 14% year-over-year due to increased headcount to deliver committed product to key automotive OEM customers.
Q2 Adjusted EBITDA on Billings
Adjusted EBITDA on billings in Q2 was a negative $1.8 million as compared to a positive $1.3 million in same period a year ago. Our direct contribution profit on billings was flat year over year despite record automotive direct contribution profit on billings, as we continue to experience a decline in our mobile navigation profitability. Combined with an increase in the aforementioned operating expenses, this profit metric declined to a small loss.
Q2 Free Cash Flow
Free cash flow in Q2 was a negative $0.4 million, from a positive $2.7 million in the same period a year ago. Free cash flow includes the impact of capital expenditures which increased to $1.1 million from $0.1 million for the year ago period, due principally to tenant improvements being made in conjunction with our new office leases in Romania and China.
Q3 Business Outlook
Telenav’s amended Ford agreement and related awards specify future deliverables. In conjunction with these changes, under current GAAP, certain revenue which Telenav has been recognizing upon product delivery will prospectively not be recognized until these defined deliverables are met. This will result in a significant decline in revenue and gross profit, commencing in the March 2018 quarter and continuing through the June 2018 quarter.
However, effective July 1, 2018, Telenav will adopt the new revenue recognition standard, ASC 606, which we expect will result in the ability to once again recognize substantial revenue and gross profit from Ford as our product is delivered. Telenav’s amended Ford agreement also reflects a decrease in pass-through third-party licensed content costs, which will result in a decrease in billings per unit, but an increase in direct contribution margin from billings. The company expects auto unit volumes to increase, which should result in an increase in direct contribution from billings in the automotive business unit. Telenav also expects to record a non-cash impairment of goodwill of approximately $2.7 million related to its declining mobile navigation business during the March 2018 quarter.

With the context of these assumptions as a backdrop, our guidance for Q3 is as follows:

Guidance	Q3 Fiscal 2018
(as of February 1, 2018)	(dollars and shares in millions)
Revenue	$13 to $14
Billings*	$56 to $59
Change in Deferred Revenue	$43 to $45
Change in Deferred Costs	$23
Gross Profit	$6
Gross Margin	45%
Direct Contribution from Billings *	$26 to $28
Direct Contribution Margin from Billings *	47%
Operating Expenses	$38 to $39
Net Income (Loss)	$(32) to $(34)
Adjusted EBITDA*	$(25) to $(27)
Adjusted EBITDA on Billings*	$(4) to $(6)
Automotive Revenue as % of Total Revenue	35%
Automotive Billings as % of Total Billings*	83%
Advertising Revenue as % of Total Revenue	45%
Advertising Billings as % of Total Billings*	11%
Weighted Average Diluted Shares Outstanding	44.8
* See "Use of non-GAAP Measures" for definitions and discussion.
Summary
Our goal is to build the largest network of connected cars in the world. As we approach FY19, we anticipate achieving greater scale with our four leading auto OEM partners and, subject to anticipated volumes, take rates and timing of model expansion under the Company’s various automotive OEM programs, reaching profitability on an adjusted EBITDA on billings basis.
Q2 Fiscal 2018 Financial Results Q&A Conference Call, February 1, 2018 at 5:30 p.m. ET.
Management will host an investor conference call and live webcast at 2:30 p.m. PT (5:30 p.m. ET) on the same day. To access the conference call, dial 800-281-7973 (toll-free, domestic only) or 323-794-2093 (domestic and international toll) and enter pass code 7507108. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com.
Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as billings, direct contribution from billings, direct contribution margin from billings, change in deferred revenue, change in deferred costs, adjusted EBITDA, adjusted EBITDA on billings and free cash flow included in this letter to stockholders are different from those otherwise presented under GAAP. Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain items and therefore, are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.
Billings measure GAAP revenue recognized plus the change in deferred revenue from the beginning to the end of the period. Direct contribution from billings reflects GAAP gross profit plus change in deferred revenue less change in deferred costs. Direct contribution margin from billings reflects direct contribution from billings divided by billings. Telenav has also provided a breakdown of the calculation of the change in deferred revenue by segment, which is added to revenue in calculating its non-GAAP metric of billings. In connection with its presentation of the change in deferred revenue, Telenav has provided a similar presentation of the change in the related deferred costs. Such deferred costs primarily include costs associated with third party content and certain development costs associated with our customized software solutions. As deferred revenue and deferred costs become larger components of its operating results, Telenav believes these metrics are useful in evaluating cash flows.
Telenav considers billings, direct contribution from billings and direct contribution margin from billings to be useful metrics for management and investors because billings drive revenue and deferred revenue, which is an important indicator of its business. Telenav believes direct contribution from billings and direct contribution margin from billings are useful metrics because they reflect the impact of the contribution over time for such billings, exclusive of the incremental costs incurred to deliver any related service obligations. There are a number of limitations related to the use of billings, direct contribution from billings and direct contribution margin from billings versus revenue, gross profit, and gross margin calculated in accordance with GAAP. Second, billings, direct contribution from billings and direct contribution margin from billings include amounts that have not yet been recognized as revenue or cost and may require additional services to be provided over contracted service periods. For example, billings related to certain connected solutions cannot be fully recognized as revenue in a given period due to requirements for ongoing provisioning of services such as hosting, monitoring and customer support, including certain third-party technology and content license fees as applicable. Accordingly, direct contribution from billings and direct contribution margin from billings do not include all costs associated with billings. Second, Telenav may calculate billings, direct contribution from billings, and direct contribution margin from billings in a manner that is different from peer companies that report similar financial measures, making comparisons between companies more difficult. When Telenav uses these measures, it attempts to compensate for these limitations by providing specific information regarding billings, direct contribution from billings and direct contribution margin from billings and how they relate to revenue, gross profit and gross margin calculated in accordance with GAAP.
Adjusted EBITDA measures GAAP net loss excluding the impact of stock-based compensation expense, depreciation and amortization, other income (expense), provision (benefit) for income taxes, and other applicable items such as legal settlements and contingencies, and deferred rent reversal and tenant improvement allowance recognition due to sublease termination, net of tax. Stock-based compensation expense relates to equity incentive awards granted to its employees, directors, and consultants. Legal settlements and contingencies represent settlements and offers made to settle litigation in which Telenav is a defendant and royalty disputes. Deferred rent reversal and tenant improvement allowance recognition represent the reversal of Telenav’s deferred rent liability and recognition of Telenav’s deferred tenant improvement allowance, as amortization of these amounts is no longer required due to the termination of our Santa Clara facility sublease and subsequent entry into a new lease agreement with our landlord for this same facility effective September 2017.
Adjusted EBITDA and adjusted EBITDA on billings are key measures used by Telenav’s management and board of directors to understand and evaluate Telenav’s core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, Telenav believes that the exclusion of the expenses eliminated in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of Telenav’s core business. In addition, adjusted EBITDA is a key financial measure used by the compensation committee of Telenav’s board of directors in connection with the development of incentive-based compensation for Telenav’s executive officers. Accordingly, Telenav believes that adjusted EBITDA generally provides useful information to investors and others in understanding and evaluating Telenav’s operating results in the same manner as its management and board of directors.
Adjusted EBITDA on billings measures adjusted EBITDA plus the effect of changes in deferred revenue and deferred costs. Telenav believes adjusted EBITDA on billings is a useful measure, especially in light of the impact it continues to expect on reported GAAP revenue for certain value-added offerings the company provides its customers, including Ford map updates. Adjusted EBITDA and adjusted EBITDA on billings, while generally measures of profitability, can also represent losses.
Free cash flow is a non-GAAP financial measure Telenav defines as net cash provided by (used in) operating activities, less purchases of property and equipment. Telenav considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash (used in) generated by its business after purchases of property and equipment.
To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the reconciliations in the financial statements included in this earnings release.
In this letter to stockholders, Telenav has provided guidance for the second quarter of fiscal 2018 on a non-GAAP basis, for billings, change in deferred revenue, change in deferred costs, direct contribution from billings, direct contribution margin from billings, adjusted EBITDA and adjusted EBITDA on billings. Telenav does not provide reconciliations of its forward-looking non-GAAP financial measures of billings, change in deferred revenue, change in deferred costs, direct contribution from billings, direct contribution margin from billings, direct contribution from billings, direct contribution margin from billings, adjusted EBITDA and adjusted EBITDA on billings to the corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections with respect to deferred revenue, deferred costs, stock-based compensation and tax provision (benefit), which are components of these non-GAAP financial measures. In particular, stock-based compensation is impacted by future hiring and retention needs, as well as the future fair market value of Telenav’s common stock, all of which is difficult to predict and subject to constant change. The actual amounts of these items will have a significant impact on Telenav’s GAAP net loss per diluted share and GAAP tax provision (benefit). Accordingly, reconciliations of Telenav’s forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort.
Forward Looking Statements
This letter to stockholders contains forward-looking statements that are based on Telenav management's beliefs and assumptions and on information currently available to its management.  Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others: Telenav's ability to develop and implement products for Ford, GM and Toyota and to support Ford, GM and Toyota and their customers; Telenav's success in extending its contracts for current and new generation of products with its existing OEMs and automotive manufacturers, particularly Ford; achieving additional design wins and the delivery dates of automobiles including Telenav's products; adoption by vehicle purchasers of Scout GPS Link; Telenav's dependence on a limited number of automotive manufacturers and OEMs for a substantial portion of its revenue; reductions in demand for automobiles; potential impacts of OEMs including competitive capabilities in their vehicles such as Apple Car-Play and Android Auto; exposure from the potential impairment of the carrying value of certain goodwill and intangible assets within Telenav’s mobile navigation business unit where revenue continues to decline; Telenav's ability to grow and scale its advertising business; Telenav’s ability to develop new advertising products and technology while also achieving cash flow break even and ultimately profitability in the advertising business; Telenav incurring losses and operating expenses in excess of expectations; failure to reach agreement with customers for awards and contracts on products and services in which Telenav has expended resources developing; competition from other market participants who may provide comparable services to subscribers without charge; the timing of new product releases and vehicle production by Telenav's automotive customers, including inventory procurement and fulfillment; possible warranty claims, and the impact on consumer perception of its brand; Telenav's ability to develop and support products including OpenStreetMap (“OSM”), as well as transition existing navigation products to OSM and any economic benefit anticipated from the use of OSM versus proprietary map products; the potential that Telenav may not be able to realize its deferred tax assets and may have to take a reserve against them; the impact on revenue recognition and other financial reporting due to the amendment of contracts or changes in accounting standards, such as the implementation of ASC 606; and macroeconomic and political conditions in the

U.S. and abroad, in particular China. Telenav discusses these risks in greater detail in "Risk factors" and elsewhere in its Form 10-Q for the quarter ended September 30, 2017 and other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that actual future results may be materially different from what Telenav expects.
About Telenav, Inc.
Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Fortune 500 advertisers and local advertisers can now reach millions of users with Telenav’s highly-targeted advertising platform. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.
Copyright 2018 Telenav, Inc. All Rights Reserved.
"Telenav," "Scout," and the Telenav and Scout logos are registered trademarks of Telenav, Inc.  Unless otherwise noted, all other trademarks, service marks, and logos used in this management update are the trademarks, service marks or logos of their respective owners.
TNAV-F
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Contacts
Investor Relations:
Michael Look
408-990-1232
IR@telenav.com

Media:
Raphel Finelli
408-667-5970
media@telenav.com

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	December 31, 2017	June 30, 2017*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$13,956	$20,757
Short-term investments	76,773	77,598
Accounts receivable, net of allowances of $112 and $75, at December 31, 2017 and June 30, 2017, respectively	52,287	57,834
Restricted cash	3,404	3,401
Income taxes receivable	32	34
Deferred costs	19,545	11,703
Prepaid expenses and other current assets	4,392	3,988
Total current assets	170,389	175,315
Property and equipment, net	7,138	4,658
Deferred income taxes, non-current	958	900
Goodwill and intangible assets, net	34,278	34,844
Deferred costs, non-current	75,362	42,389
Other assets	1,877	1,454
Total assets	$290,002	$259,560
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$4,676	$6,151
Accrued expenses	51,350	51,528
Deferred revenue	31,908	20,345
Income taxes payable	138	197
Total current liabilities	88,072	78,221
Deferred rent, non-current	710	996
Deferred revenue, non-current	115,689	67,056
Other long-term liabilities	1,073	1,139
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 44,552 and 43,946 shares issued and outstanding at December 31, 2017 and June 30, 2017, respectively	45	44
Additional paid-in capital	163,663	159,666
Accumulated other comprehensive loss	(1,576)	(1,934)
Accumulated deficit)	(77,674)	(45,628)
Total stockholders' equity	84,458	112,148
Total liabilities and stockholders’ equity	$290,002	$259,560

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2017.

Telenav, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Revenue:
Product	$25,307	$37,804	$49,271	$67,227
Services	13,773	14,197	26,467	27,001
Total revenue	39,080	52,001	75,738	94,228
Cost of revenue:
Product	15,053	22,598	29,727	40,359
Services	7,258	6,129	13,431	11,844
Total cost of revenue	22,311	28,727	43,158	52,203
Gross profit	16,769	23,274	32,580	42,025
Operating expenses:
Research and development	21,903	16,301	42,985	34,319
Sales and marketing	5,136	5,277	10,200	10,545
General and administrative	5,514	6,872	10,725	12,363
Legal settlement and contingencies	60	6,424	310	6,424
Total operating expenses	32,613	34,874	64,220	63,651
Loss from operations	(15,844)	(11,600)	(31,640)	(21,626)
Other income (expense), net	218	714	171	1,010
Loss before provision for income taxes	(15,626)	(10,886)	(31,469)	(20,616)
Provision for income taxes	26	537	281	142
Net loss	$(15,652)	$(11,423)	$(31,750)	$(20,758)

Net loss per share:
Basic and diluted	$(0.35)	$(0.26)	$(0.71)	$(0.48)
Weighted average shares used in computing net loss per share:
Basic and diluted	44,476	43,208	44,495	42,932

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Six Months Ended December 31,
	2017	2016

Operating activities
Net loss	$(31,750)	$(20,758)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,513	1,260
Deferred rent reversal due to lease termination	(538)	—
Tenant improvement allowance recognition due to lease termination	(582)	—
Accretion of net premium on short-term investments	113	237
Stock-based compensation expense	5,368	4,529
(Gain) loss on disposal of property and equipment	6	(2)
Bad debt expense	37	125
Changes in operating assets and liabilities:
Accounts receivable	5,545	(5,724)
Deferred income taxes	(23)	226
Restricted cash	(3)	1,015
Income taxes receivable	2	39
Deferred costs	(40,815)	(6,704)
Prepaid expenses and other current assets	(476)	580
Other assets	(620)	98
Trade accounts payable	(1,563)	5,309
Accrued expenses and other liabilities	(263)	3,945
Income taxes payable	(61)	154
Deferred rent	767	44
Deferred revenue	60,196	12,728
Net cash used in operating activities	(3,147)	(2,899)

Investing activities
Purchases of property and equipment	(3,350)	(531)
Purchases of short-term investments	(32,817)	(37,788)
Proceeds from sales and maturities of short-term investments	33,322	39,392
Proceeds from sales of long-term investments	—	246
Net cash provided by investing activities	(2,845)	1,319

Financing activities
Proceeds from exercise of stock options	235	159
Tax withholdings related to net share settlements of restricted stock units	(1,606)	(1,638)
Net cash used in financing activities	(1,371)	(1,479)

Effect of exchange rate changes on cash and cash equivalents	562	(596)
Net decrease in cash and cash equivalents	(6,801)	(3,655)
Cash and cash equivalents, at beginning of period	20,757	21,349
Cash and cash equivalents, at end of period	$13,956	$17,694

Supplemental disclosure of cash flow information
Income taxes paid, net	$640	$1,410

Telenav, Inc.
Condensed Consolidated Segment Summary
(in thousands, except percentages)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Automotive
Revenue	$26,838	$38,744	$52,142	$69,011
Cost of revenue	16,416	23,438	32,301	41,983
Gross profit	$10,422	$15,306	$19,841	$27,028
Gross margin	39%	40%	38%	39%
Advertising
Revenue	$8,742	$8,208	$16,357	$14,753
Cost of revenue	4,402	3,919	7,814	7,445
Gross profit	$4,340	$4,289	$8,543	$7,308
Gross margin	50%	52%	52%	50%
Mobile Navigation
Revenue	$3,500	$5,049	$7,239	$10,464
Cost of revenue	1,493	1,370	3,043	2,775
Gross profit	$2,007	$3,679	$4,196	$7,689
Gross margin	57%	73%	58%	73%
Total
Revenue	$39,080	$52,001	$75,738	$94,228
Cost of revenue	22,311	28,727	43,158	52,203
Gross profit	$16,769	$23,274	$32,580	$42,025
Gross margin	43%	45%	43%	45%

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Revenue to Billings

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Automotive
Revenue	$26,838	$38,744	$52,142	$69,011
Adjustments:
Change in deferred revenue	31,249	7,694	60,447	12,807
Billings	$58,087	$46,438	$112,589	$81,818
Advertising
Revenue	$8,742	$8,208	$16,357	$14,753
Adjustments:
Change in deferred revenue	—	—	—	—
Billings	$8,742	$8,208	$16,357	$14,753
Mobile Navigation
Revenue	$3,500	$5,049	$7,239	$10,464
Adjustments:
Change in deferred revenue	(194)	(8)	(251)	(79)
Billings	$3,306	$5,041	$6,988	$10,385
Total
Revenue	$39,080	$52,001	$75,738	$94,228
Adjustments:
Change in deferred revenue	31,055	7,686	60,196	12,728
Billings	$70,135	$59,687	$135,934	$106,956

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Deferred Revenue to Change in Deferred Revenue
Reconciliation of Deferred Costs to Change in Deferred Costs

	Three Months Ended December 31, 2017
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, December 31	$146,964	$—	$633	$147,597
Deferred revenue, September 30	115,715	—	827	116,542
Change in deferred revenue	$31,249	$—	$(194)	$31,055

Deferred costs, December 31	$94,907	$—	$—	$94,907
Deferred costs, September 30	74,140	—	—	74,140
Change in deferred costs	$20,767	$—	$—	$20,767

	Three Months Ended December 31, 2016
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, December 31	$34,960	$—	$1,137	$36,097
Deferred revenue, September 30	27,266	—	1,145	28,411
Change in deferred revenue	$7,694	$—	$(8)	$7,686

Deferred costs, December 31	$18,780	$—	$—	$18,780
Deferred costs, September 30	14,933	—	—	14,933
Change in deferred costs	$3,847	$—	$—	$3,847

	Six Months Ended December 31, 2017
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, December 31	$146,964	$—	$633	$147,597
Deferred revenue, June 30	86,517	—	884	87,401
Increase (decrease) in deferred revenue	$60,447	$—	$(251)	$60,196

Deferred costs, December 31	$94,907	$—	$—	$94,907
Deferred costs, June 30	54,092	—	—	54,092
Increase in deferred costs	$40,815	$—	$—	$40,815

	Six Months Ended December 31, 2016
	Automotive	Advertising	Mobile Navigation	Total
Deferred revenue, December 31	$34,960	$—	$1,137	$36,097
Deferred revenue, June 30	22,153	—	1,216	23,369
Increase (decrease) in deferred revenue	$12,807	$—	$(79)	$12,728

Deferred costs, December 31	$18,780	$—	$—	$18,780
Deferred costs, June 30	12,076	—	—	12,076
Increase in deferred costs	$6,704	$—	$—	$6,704

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except percentages)
Reconciliation of Gross Profit to Direct Contribution from Billings

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Automotive
Gross profit	$10,422	$15,306	$19,841	$27,028
Gross margin	39%	40%	38%	39%
Adjustments to gross profit:
Change in deferred revenue	$31,259	$7,694	$60,447	$12,807
Change in deferred costs(1)	(20,767)	(3,847)	(40,815)	(6,704)
Net change	10,492	3,847	19,632	6,103
Direct Contribution from billings(1)	$20,914	$19,153	$39,473	$33,131
Direct Contribution Margin from billings(1)	36%	41%	35%	40%

Advertising
Gross profit	$4,340	$4,289	$8,543	$7,308
Gross margin	50%	52%	52%	50%
Adjustments to gross profit:
Change in deferred revenue	$—	$—	$—	$—
Change in deferred costs(1)	—	—	—	—
Net change	—	—	—	—
Direct Contribution from billings(1)	$4,340	$4,289	$8,543	$7,308
Direct Contribution Margin from billings(1)	50%	52%	52%	50%

Mobile Navigation
Gross profit	$2,007	$3,679	$4,196	$7,689
Gross margin	57%	73%	58%	73%
Adjustments to gross profit:
Change in deferred revenue	$(194)	$(8)	$(251)	$(79)
Change in deferred costs(1)	—	—	—	—
Net change	(194)	(8)	(251)	(79)
Direct Contribution from billings(1)	$1,813	$3,671	$3,945	$7,610
Direct Contribution Margin from billings(1)	55%	73%	56%	73%

Total
Gross profit	$16,769	$23,274	$32,580	$42,025
Gross margin	43%	45%	43%	45%
Adjustments to gross profit:
Change in deferred revenue	$31,065	$7,686	$60,196	$12,728
Change in deferred costs(1)	(20,767)	(3,847)	(40,815)	(6,704)
Net change	10,298	3,839	19,381	6,024
Direct Contribution from billings(1)	$27,067	$27,113	$51,961	$48,049
Direct Contribution Margin from billings(1)	39%	45%	38%	45%

(1) Deferred costs primarily include costs associated with third party content and in connection with certain customized software solutions, the costs incurred to develop those solutions. We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support. Accordingly, direct contribution from billings and direct contribution margin from billings do not reflect all costs associated with billings.

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands)

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA on Billings

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Net loss	$(15,652)	$(11,423)	$(31,750)	$(20,758)

Adjustments:
Legal settlement and contingencies	60	6,424	310	6,424
Deferred rent reversal due to lease termination	—	—	(538)	—
Tenant improvement allowance recognition	—	—
Stock-based compensation expense	2,888	1,988	5,368	4,529
Depreciation and amortization expense	797	623	1,513	1,260
Other income (expense), net	(218)	(714)	(171)	(1,010)
Provision (benefit) for income taxes	26	537	281	142
Adjusted EBITDA	$(12,099)	$(2,565)	$(25,569)	$(9,413)
Change in deferred revenue	31,065	7,686	60,196	12,728
Change in deferred costs(1)	(20,767)	(3,847)	(40,815)	(6,704)
Adjusted EBITDA on billings(1)	$(1,801)	$1,274	$(6,188)	$(3,389)

(1) We expect to incur additional costs in the future due to requirements to provide ongoing provisioning of services such as hosting, monitoring and customer support. Accordingly, adjusted EBITDA on billings does not reflect all costs associated with billings.

Reconciliation of Net Loss to Free Cash Flow

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Net loss	$(15,652)	$(11,423)	$(31,750)	$(20,758)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Change in deferred revenue (1)	31,065	7,686	60,196	12,728
Change in deferred costs (2)	(20,767)	(3,847)	(40,815)	(6,704)
Changes in other operating assets and liabilities	2,259	7,595	3,305	5,686
Other adjustments (3)	3,736	2,779	5,917	6,149
Net cash provided by (used in) operating activities	641	2,790	(3,147)	(2,899)
Less: Purchases of property and equipment	(1,064)	(137)	(3,350)	(531)
Free cash flow	$(423)	$2,653	$(6,497)	$(3,430)

(1) Consists of royalties, customized software development fees, service fees and subscription fees.
(2) Consists primarily of third party content costs and customized software development expenses.
(3) Consist primarily of depreciation and amortization, stock-based compensation expense and other non-cash items.